EXHIBIT 99.1

INTERVEST BANCSHARES CORPORATION

Reports 2012 First Quarter Earnings of $2.8 Million or $0.13 per share

Business Editors—New York – (Business Wire – April 16, 2012)

Intervest Bancshares Corporation (NASDAQ-GS: IBCA), parent company of Intervest National Bank, today reported its financial results for the first quarter of 2012. Financial highlights follow.

•	Net earnings for the first quarter of 2012 (“Q1-12”) increased to $2.8 million, or $0.13 per diluted common share, from $1.7 million, or $0.08 per share, for the first quarter of 2011 (“Q1-11”).

•

Earnings before deducting provisions for loan and real estate losses, real estate expenses, income taxes and preferred dividend requirements increased to $6.9 million in Q1-12, from $6.3 million in Q1-11.

•

Provisions for loan and real estate losses decreased to $0.5 million in Q1-12, from $2.0 million in Q1-11. The allowance for loan losses amounted to $29.2 million at March 31, 2012 and represented 2.52% of total outstanding loans.

•

Net interest and dividend income decreased to $10.0 million in Q1-12, from $10.4 million in Q1-11, while the net interest margin improved slightly to 2.16% in Q1-12, from 2.14% in Q1-11. New loan originations for Q1-12 increased to $50 million, from $7 million in Q1-11.

•

Noninterest expenses decreased to $4.2 million in Q1-12, from $4.4 million in Q1-11. The efficiency ratio (which measures the Company’s ability to control expenses as a percentage of revenues) continued to be excellent and was 38% in Q1-12, compared to 41% in Q1-11.

•

Nonaccrual loans and real estate owned (REO) totaled $81 million at March 31, 2012, compared to $86 million at December 31, 2011. Nonaccrual loans include certain restructured loans (TDRs) that are current as to payments and performing in accordance with their renegotiated terms, but are required to be classified nonaccrual based on regulatory guidance. At March 31, 2012, such loans totaled $44 million compared to $46 million at December 31, 2011 and they were yielding approximately 5%.

•

Intervest National Bank’s regulatory capital ratios continued to increase and be well above its minimum requirements. At March 31, 2012, its actual capital ratios were as follows: Tier One Leverage—11.73%; Tier One Risk-Based—16.88%; and Total Risk-Based Capital—18.14%, compared to its minimum requirements of 9%, 10% and 12%, respectively. The Bank’s Tier 1 capital amounted to $225 million and was $52 million in excess of the required minimum for its Tier One Leverage ratio.

•

Book value per common share was $8.04 at March 31, 2012, compared to $8.07 at December 31, 2011, reflecting increased common shares outstanding from restricted stock awards made to directors and employees in Q1-12 under the Company’s Long Term Incentive Plan.

Net earnings for Q1-12 increased by $1.1 million over Q1-11 due to the following: a $1.5 million decrease in the total provision for loan and real estate losses (resulting from fewer credit rating downgrades on loans); a $0.8 million increase in noninterest income (reflecting primarily higher income from loan prepayments) and a $0.2 million decrease in noninterest expenses (reflecting primarily a $0.5 million decrease in FDIC premiums, partially offset by a $0.3 million aggregate increase in salaries, benefits and stock compensation expense). The total of these items was partially offset by a $0.9 million increase in income tax expense (due to higher pre-tax income); a $0.4 million decrease in net interest and dividend income (as described below) and a $0.1 million increase in real estate expenses. The effective income tax rate was 45% in both quarterly periods.

The decrease in net interest and dividend income in Q1-12 compared to Q1-11 reflected a planned reduction in the size of the Bank’s balance sheet as well as fewer suitable lending opportunities during the period. In Q1-12, total average interest-earning assets decreased by $110 million from Q1-11, reflecting a $164 million decrease in average loans, partially offset by a $54 million net increase in average security and overnight investments. At the same time, average deposits and borrowed funds decreased by $101 million and $11 million, respectively, while average stockholders’ equity increased by $12 million. The reduction in the balance sheet positively impacted the Bank’s regulatory capital ratios. The slightly higher net interest margin was attributable to lower rates paid on deposit accounts and the run off of higher-cost CDs and borrowings, largely offset by payoffs of higher yielding loans and calls of security investments due to declining interest rates, coupled with the re-investment of a large portion of these cash inflows into new securities and loans at lower market interest rates. Overall, the average cost of funds decreased by 42 basis points to 2.54% in Q1-12, from 2.96% in Q1-11, while the average yield on earning assets decreased at a slower pace by 38 basis points to 4.50% in Q1-12, from 4.88% in Q1-11.

Total assets at March 31, 2012 decreased to $1.91 billion from $1.97 billion at December 31, 2011, primarily reflecting a decrease in security investments, partially offset by an increase in cash and short-term investments.

Cash and short-term investments increased to $90 million at March 31, 2012 from $30 million at December 31, 2011. This category will fluctuate based on various factors, including liquidity needs, loan demand, deposit flows, calls of securities, repayments of borrowed funds and alternative investment opportunities. The Bank expects to utilize a large portion of the balance to fund new loans over the next several quarters. At March 31, 2012, the Bank had $41 million of potential new real estate loans in its origination pipeline.

Securities held to maturity decreased by $109 million to $591 million at March 31, 2012 from $700 million at December 31, 2011, reflecting calls of securities exceeding new purchases. A portion of the proceeds was used to fund planned deposit outflow and a portion was being held temporarily in cash and short-term investments as denoted above. At March 31, 2012, the securities portfolio, which represented 31% of total assets and was comprised almost all of U.S. government agency debt securities, had a weighted-average yield to earliest call date of 1.36% and a weighted-average remaining contractual maturity of 4.8 years. The Bank invests primarily in U.S. government agency debt obligations to emphasize safety and liquidity. In March 2012, the Bank also began purchasing residential mortgage-backed pass through securities issued by GNMA, FNMA and FHLMC in an effort to increase the overall yield on its investment portfolio.

Loans totaled $1.15 billion at March 31, 2012, compared to $1.16 billion at December 31, 2011. The decrease reflected $45 million of payoffs and $12 million of amortization and $1.4 million of chargeoffs, partially offset by $50 million of new loans. Loans paid off during Q1-12 had a weighted-average yield of 6.31%. New loans, nearly all with fixed interest rates, had a weighted-average yield, term and loan-to-value ratio of approximately 5%, 5 years and 60%, respectively.

Nonaccrual loans and REO aggregated to $81 million, or 4.2% of total assets, at March 31, 2012, compared to $86 million, or 4.3%, at December 31, 2011. Nonaccrual loans totaled $53 million at March 31, 2012 and $57 million at December 31, 2011 and included $44 million (12 loans) and $46 million (12 loans) of TDRs that were current at each date, respectively. All the TDRs classified as nonaccrual have performed as agreed under their renegotiated terms and interest income is being recorded on a cash basis. During Q1-12, based on annual updated appraisals received on the underlying collateral properties, a portion of three of the above TDRs (or $1.4 million of aggregate principal) was charged off for financial statement purposes. The borrowers remain obligated to pay all contractual principal due on the TDRs.

The allowance for loan losses at March 31, 2012 was $29.2 million, representing 2.52% of total net loans, compared to $30.4 million, or 2.61%, at December 31, 2011. The allowance included specific reserves for impaired loans (comprised of all nonaccrual loans as well as accruing TDRs) at each date totaling $7 million and $8 million, respectively.

At March 31, 2012, the Company had a deferred tax asset totaling $36.3 million, which included remaining unused NOL and AMT credit carryforwards totaling $32 million for Federal tax purposes and $63 million for State and Local tax purposes. These carryforwards are available to reduce taxes payable on the Company’s future taxable income.

Deposits at March 31, 2012 decreased to $1.60 billion from $1.66 billion at December 31, 2011, primarily reflecting a $60 million decrease in CD accounts, of which $16.5 million were brokered. Borrowed funds and related interest payable at March 31, 2012 decreased to $72.1 million, from $78.6 million at December 31, 2011, due to the maturity and repayment of $7 million of FHLB borrowings, partially offset by a $0.5 million increase in accrued interest payable on trust preferred securities (TRUPs). Since February 2010, as required by its regulator and as permitted by the underlying documents, the Company has suspended the payment of interest on $55 million of its debt in the form of TRUPs as well as the declaration and payment of TARP dividends on $25 million of preferred stock held by the U.S.Treasury. Stockholders’ equity increased to $201 million at March 31, 2012 from $198 million at December 31, 2011, primarily due to $3.3 million of net earnings before preferred dividend requirements.

Intervest Bancshares Corporation (IBC) is a bank holding company. Its operating subsidiary is Intervest National Bank (INB), a nationally chartered commercial bank that has its headquarters and full-service banking office at One Rockefeller Plaza, in New York City, and a total of six full-service banking offices in Clearwater and Gulfport, Florida. IBC’s Common Stock is listed on the NASDAQ Global Select Market: Trading Symbol IBCA. This release may contain forward-looking information. Words such as “may,” “will,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “assume,” “indicate,” “continue,” “target,” “goal,” and similar words or expressions of the future are intended to identify forward-looking statements. Except for historical information, the matters discussed herein are subject to certain risks and uncertainties that may adversely affect our business, financial condition and results of operations. The following factors, among others, could cause actual results to differ materially from those set forth in forward looking statements: the regulatory agreements to which IBC and INB are currently subject to and any operating restrictions arising therefrom including availability of regulatory approvals or waivers; changes in economic conditions and real estate values both nationally and in our market areas; changes in our borrowing facilities, volume of loan originations and deposit flows; changes in the levels of our non-interest income and provisions for loan and real estate losses; changes in the composition and credit quality of our loan portfolio; legislative or regulatory changes, including increased expenses arising therefrom; changes in interest rates which may reduce our net interest margin and net interest income; increases in competition; technological changes which we may not be able to implement; changes in accounting or regulatory principles, policies or guidelines; changes in tax laws and our ability to utilize our deferred tax asset, including NOL and AMT carryforwards; and our ability to attract and retain key members of management. Reference is made to IBC’s filings with the SEC for further discussion of risks and uncertainties regarding our business. Historical results are not necessarily indicative of our future prospects.

Contact: Lowell S. Dansker, Chairman; Phone 212-218-2800 Fax 212-218-2808.

Selected Consolidated Financial Information Follows.

INTERVEST BANCSHARES CORPORATION

Selected Consolidated Financial Information

(Dollars in thousands, except per share amounts)	Quarter Ended March 31,
Selected Operating Data:	2012	2011
Interest and dividend income	$20,698	$23,594
Interest expense	10,740	13,243
Net interest and dividend income	9,958	10,351
Provision for loan losses	—	2,045
Noninterest income	1,125	323
Noninterest expenses:
Provision for real estate losses	511	—
Real estate expenses	460	325
All other noninterest expenses	4,164	4,410
Earnings before income taxes	5,948	3,894
Provision for income taxes	2,694	1,741
Net earnings before preferred dividend requirements	3,254	2,153
Preferred dividend requirements (1)	444	427
Net earnings available to common stockholders	$2,810	$1,726
Basic earnings per common share	$0.13	$0.08
Diluted earnings per common share	$0.13	$0.08
Average shares used for basic and diluted earnings per share (2)	21,493,518	21,126,489
Common shares outstanding at end of period	21,590,689	21,126,489
Common stock options/warrants outstanding at end of period	1,085,022	1,045,422
Yield on interest-earning assets	4.50%	4.88%
Cost of funds	2.54%	2.96%
Net interest margin	2.16%	2.14%
Return on average assets (annualized)	0.67%	0.42%
Return on average common equity (annualized)	7.46%	5.29%
Effective income tax rate	45%	45%
Efficiency ratio (3)	38%	41%
Average loans outstanding	$1,165,330	$1,329,413
Average securities outstanding	678,844	615,357
Average short-term investments outstanding	7,664	17,055
Average assets outstanding	1,945,130	2,045,999
Average interest-bearing deposits outstanding	$1,631,664	$1,732,180
Average borrowings outstanding	70,356	81,589
Average stockholders’ equity	198,746	186,823

	At Mar 31,	At Dec 31,	At Sep 30,	At Jun 30,	At Mar 31,
Selected Financial Condition Information:	2012	2011	2011	2011	2011
Total assets	$1,909,052	$1,969,540	$1,991,245	$2,050,379	$2,014,125
Cash and short-term investments	89,839	29,863	36,798	14,461	29,079
Securities held to maturity	590,959	700,444	678,118	691,334	589,940
Loans, net of unearned fees	1,155,437	1,163,790	1,199,770	1,252,128	1,300,546
Allowance for loan losses	29,169	30,415	32,365	31,772	32,400
Allowance for loan losses/net loans	2.52%	2.61%	2.70%	2.54%	2.49%
Deposits	1,599,653	1,662,024	1,678,003	1,735,292	1,706,630
Borrowed funds and accrued interest payable	72,064	78,606	78,156	82,634	82,072
Preferred stockholder’s equity	24,335	24,238	24,141	24,045	23,948
Common stockholders’ equity	176,716	173,293	170,164	167,109	164,243
Common book value per share (4)	8.04	8.07	7.94	7.81	7.69
Loan chargeoffs for the quarter	$1,430	$2,044	$1,667	$1,374	$4,513
Loan recoveries for the quarter	184	54	69	4	28
Real estate chargeoffs for the quarter	—	—	—	—	—
Security impairment writedowns for the quarter	157	—	96	—	105
Nonaccrual loans (5)	$53,208	$57,240	$59,707	$45,352	$45,192
Real estate owned, net of valuation allowance	27,767	28,278	27,005	25,786	27,064
Investment securities on a cash basis	4,222	4,379	4,379	4,475	4,475
Accruing troubled debt restructured (TDR) loans (6)	8,980	9,030	5,601	5,619	5,630
Loans 90 days past due and still accruing	2,798	1,925	8,571	4,594	3,879
Loans 60-89 days past due and still accruing	6,303	3,894	939	7,704	—
Loans 31-59 days past due and still accruing	11,840	24,876	—	—	21,785
(1)	Represents dividend requirements on cumulative preferred stock held by the U.S. Treasury and amortization of related preferred stock discount.
(2)	Outstanding options/warrants were not dilutive for the reporting periods.
(3)	Represents noninterest expenses (excluding provisions for real estate losses & real estate expenses) as a percentage of net interest and dividend income plus noninterest income.
(4)	Represents common stockholders’ equity less preferred dividends in arrears of $3.1 million, $2.8 million, $2.4 million, $2.1 million and $1.8 million, respectively, divided by common shares outstanding.
(5)	Include performing TDRs maintained on nonaccrual status of $44 million, $46 million, $37 million, $33 million and $18 million, respectively. The balance at March 31, 2012 was yielding approximately 5%
(6)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments. All loans were performing and current as of March 31, 2012 and were yielding approximately 5.50%.

INTERVEST BANCSHARES CORPORATION

Consolidated Financial Highlights

	At or For The Period Ended
($ in thousands, except per share amounts)	Quarter Ended Mar 31, 2012	Year Ended Dec 31, 2011	Year Ended Dec 31, 2010	Year Ended Dec 31, 2009	Year Ended Dec 31, 2008
Balance Sheet Highlights:
Total assets	$1,909,052	$1,969,540	$2,070,868	$2,401,204	$2,271,833
Cash and short-term investments	89,839	29,863	23,911	7,977	54,903
Securities held to maturity	590,959	700,444	614,335	634,856	475,581
Loans, net of unearned fees	1,155,437	1,163,790	1,337,326	1,686,164	1,705,711
Allowance for loan losses	29,169	30,415	34,840	32,640	28,524
Allowance for loan losses/net loans	2.52%	2.61%	2.61%	1.94%	1.67%
Deposits	1,599,653	1,662,024	1,766,083	2,029,984	1,864,135
Borrowed funds and accrued interest payable	72,064	78,606	84,676	118,552	149,566
Preferred stockholder’s equity	24,335	24,238	23,852	23,466	23,080
Common stockholders’ equity	176,716	173,293	162,108	190,588	188,894
Common book value per share (1)	8.04	8.07	7.61	23.04	22.84
Market price per common share	3.82	2.65	2.93	3.28	3.99
Asset Quality Highlights
Nonaccrual loans .	$53,208	$57,240	$52,923	$123,877	$108,610
Real estate owned, net of valuation allowance	27,767	28,278	27,064	31,866	9,081
Investment securities on a cash basis ..	4,222	4,379	2,318	1,385	—
Accruing troubled debt restructured loans (2)	8,980	9,030	3,632	97,311	—
Loans past due 90 days and still accruing	2,798	1,925	7,481	6,800	1,964
Loans past due 31-89 days and still accruing	18,143	28,770	11,364	5,925	18,943
Loan chargeoffs	1,430	9,598	100,146	8,103	4,227
Loan recoveries	184	155	883	1,354	—
Real estate chargeoffs	—	—	15,614	—	—
Impairment writedowns on security investments	157	201	1,192	2,258	—
Statement of Operations Highlights:
Interest and dividend income	$20,698	$92,837	$107,072	$123,598	$128,497
Interest expense	10,740	50,540	62,692	81,000	90,335
Net interest and dividend income	9,958	42,297	44,380	42,598	38,162
Provision for loan losses	—	5,018	101,463	10,865	11,158
Noninterest income	1,125	4,308	2,110	297	5,026
Noninterest expenses:
Provision for real estate losses	511	3,349	15,509	2,275	518
Real estate expenses	460	1,619	4,105	4,945	4,281
All other noninterest expenses	4,164	15,861	19,069	19,864	14,074
Earnings (loss) before income taxes	5,948	20,758	(93,656)	4,946	13,157
Provision (benefit) for income taxes	2,694	9,512	(40,348)	1,816	5,891
Net earnings (loss) before preferred dividend requirements	3,254	11,246	(53,308)	3,130	7,266
Preferred dividend requirements (3)	444	1,730	1,667	1,632	41
Net earnings (loss) available to common stockholders	$2,810	$9,516	$(54,975)	$1,498	$7,225
Basic earnings (loss) per common share	$0.13	$0.45	$(4.95)	$0.18	$0.87
Diluted earnings (loss) per common share	$0.13	$0.45	$(4.95)	$0.18	$0.87
Average common shares used to calculate:
Basic earnings (loss) per common share	21,493,518	21,126,187	11,101,196	8,270,812	8,259,091
Diluted earnings (loss) per common share	21,493,518	21,126,187	11,101,196	8,270,812	8,267,781
Common shares outstanding	21,590,689	21,125,289	21,126,489	8,270,812	8,270,812
Net interest margin (4)	2.16%	2.18%	2.11%	1.83%	1.79%
Return on average assets	0.67%	0.56%	-2.42%	0.13%	0.34%
Return on average common equity	7.46%	6.74%	-32.20%	1.65%	3.94%
Effective income tax rate	45%	46%	43%	37%	45%
Efficiency ratio (5)	38%	34%	41%	46%	33%
(1)	Represents common stockholders’ equity less preferred dividends in arrears ($3.1 million at March 31, 2012, $2.8 million at December 31, 2011 and $1.4 million at December 31, 2010) divided by common shares outstanding.
(2)	Represent loans whose terms have been modified mostly through the deferral of principal and/or a partial reduction in interest payments.
(3)	Represents dividend requirements on cumulative preferrd stock held by the U.S. Treasury and amortization of related preferred stock discount.
(4)	Net interest margin is reported exclusive of income from loan prepayments, which is included as a component of noninterest income. Inclusive of such income, the margin would compute to 2.37%, 2.14%, 2.32%, 1.68% and 1.74%, respectively.
(5)	Represents noninterest expenses (excluding provisions for real estate losses and real estate expenses) as a percentage of net interest and dividend income plus noninterest income.